Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Alabama National BanCorporation listed below of our report dated March 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Registration Statements on Form S-8:

333-07951	333-27285	333-47748
333-59364	333-70205	333-76301
333-76303	333-76305	333-76309
333-76313	333-76315	333-76317
333-102234	333-106314	333-106315
333-111318	333-111319	333-113248
333-113249	333-111323	333-111324
333-114994	333-118806

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

March 15, 2005